Exhibit 99.1

May 20, 2005

Contact:                                                   Steve Trager

President and CEO

Release:                                                    Immediately

Republic Bancorp, Inc. Increases

Common Stock Dividend by 20%

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, is pleased to announce that as a result of continued growth in operating income its Board of Directors voted to increase its quarterly dividend 20%, effective for the second quarter of 2005.  The dividend of $0.088 on Class A Common Stock and $0.08 on Class B Common Stock is payable July 22, 2005 to shareholders of record as of June 17, 2005.

“We are pleased to close the first quarter with over $2.6 billion in assets, a significant milestone in our Company’s history.  As a result of our continued success and strong capital position, our Board of Directors has rewarded our loyal shareholders with a 20% increase in the Company’s second quarter dividend,” commented Steve Trager, President and CEO of Republic.  “We remain extremely excited about the opportunities that lay ahead in our traditional business lines while we continue to seek new ways to diversify our revenue sources through non traditional products.  We thank our many shareholders for their continued support as we move with optimism and dedication toward further successes throughout 2005 and beyond,” Trager concluded.

Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro and Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates “Republic Finance” (LPO) with two offices in Louisville as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has over $2.6 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Exhibit 99.1            Republic Bancorp, Inc. Press Release dated May 20, 2005